Exhibit 99.1

For Immediate Release	August 16, 2010
Crown Crafts, Inc. Announces Certified Results of Votes Cast at Annual Meeting
•	Company Welcomes Melvin L. Keating and Jon C. Biro to the Board

•	William T. Deyo, Jr. and Frederick G. Wasserman Thanked for Their Service on the Board
Gonzales, Louisiana — Crown Crafts, Inc. (NASDAQ-CM: CRWS) today announced that its independent inspector of elections, IVS Associates, Inc., has certified the voting results of the Company’s Annual Meeting of Stockholders held on August 10, 2010.
A total of four seats on the Company’s Board of Directors were submitted to a vote of shareholders at the Annual Meeting — three to hold office for a three-year term (the Class I Directors) and one for a two-year term (the Class II Director). A total of five individuals were nominated for the Class I Director seats. The Board nominated E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company, along with existing Director William T. Deyo, Jr. and new nominee Richard L. Solar, for the three Class I Director seats, while a shareholder of the Company, Wynnefield Partners Small Cap Value L.P. and certain of its affiliates (Wynnefield), nominated Melvin L. Keating and Jon C. Biro. The Company also nominated Sidney Kirschner for the Class II Director seat. Kirschner was not opposed.
Certified Voting Results
According to the certified voting results, Chestnut, Keating and Biro were elected as Class I Directors and Kirschner was elected to the Class II Director seat.
“We would like to welcome Mr. Keating and Mr. Biro to the Board, and we look forward to working constructively with them to continue to increase value for all of our shareholders,” Chestnut said. “We also extend our appreciation to Mr. Deyo and Frederick G. Wasserman for their years of service on our Board and to Mr. Solar for consenting to his nomination to the Board.”

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.
Contact:

Olivia W. Elliott Vice President and Chief Financial Officer 225-647-9124 oelliott@crowncrafts.com

or

Investor Relations Department (225) 647-9146

or

Halliburton Investor Relations (972) 458-8000